Exhibit 10.35
Governing Instrument
436766017
DEFERRED COMPENSATION AGREEMENT
     THIS AGREEMENT made and entered into as of this 1st day of January, 2006, by and between LIFE OF THE SOUTH CORPORATION, a Georgia corporation (the “Company”), and RICHARD S. KAHLBAUGH (the “Employee”).
W I T N E S S E T H :
     WHEREAS, the Company and Employee entered into an Employment Agreement, dated as of May 1, 2005 (“Employment Agreement”), providing for the crediting of certain deferred compensation amounts to Employee each year during the Term of the Employment Agreement if the Company satisfies certain financial targets; and
     WHEREAS, THE Company and Employee desire to enter into this Agreement to evidence the Company’s deferred compensation obligations under the Employment Agreement; and
     WHEREAS, Employee is considered a highly compensated employee and a member of a select management group of the Company;
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto covenant and agree as follows:
ARTICLE I
BENEFITS
     1.1 Deferred Compensation Account. (a) The Company shall establish a deferred compensation account (“Account”) in the Employee’s name on its records. Commencing for the fiscal year of the Company ending December 31, 2005, on or before May 1 of each year during the Term of the Employment Agreement for which the Company’s Annual Operating Income Targets are met for the preceding fiscal year, the Company shall credit an amount to Employee’s Account equal to $15,000, and for every 1% the actual Operating Income for such year exceeds the Annual Operating Income Target, the amount credited to the Account shall be increased by $1,000, up to a maximum aggregate annual credit of

$30,000. The value of the Account shall be determined on each Valuation Date (as hereinafter defined) as if the Account were invested in the “Vanguard Index Trust — 500 Portfolio” (or a similar index fund replacing such Index, “Vanguard Index Fund”), and as amounts are credited to the Account, they will be treated as if they were invested as soon as practicable in the Vanguard Index Fund (subject to any expenses or costs of such investment); provided that, the Company may provide alternative investment options in which the Account is deemed to be invested and may permit the Employee to elect periodically the investment option (or options) in which his Account is deemed to be invested. When the Employee (or his beneficiary) becomes entitled to payment of benefits under this Agreement, he shall be entitled to receive the balance credited to his Account as of the immediately preceding Valuation Date (“Account Balance”). The initial adjustment of the Account shall be made on January 1, 2007 for the change in the Vanguard Index Fund (or other investment options) from the date an amount is first credited to Employee during 2006. The Valuation Date(s) shall be January 1st of each calendar year, and such other dates (if any) as may be designated by the Company on which the Employee’s Account will be valued. The Employee’s interest in his Account Balance shall at all times be 100% vested and nonforfeitable.
     (b) At such time as Employee shall retire on or after his Normal Retirement Date (the “Normal Retirement Date”) as provided in the Life of the South Corporation Profit Sharing Plan and Trust or any retirement plan replacing or superseding same (the “Profit Sharing Plan”), or, if he retires or terminates prior to such Normal Retirement Date, then when he reaches the date which would have been his Normal Retirement Date (the applicable date being hereinafter referred to as the “Payment Commencement Date”) , the Company shall pay the Employee his Account Balance in one hundred twenty (120) substantially equal monthly installments; provided, that the Employee may elect at the time he first becomes covered under this Agreement to receive his benefits in a lump sum on the Payment Commencement Date by electing such payment in the manner established by the Employer, provided, further, that Employee shall have one additional opportunity to change his payment election to receive either 120 monthly installments or a lump sum, subject to the following conditions: (i) the change election must be made at least 12 months prior to the initial payment date, (ii) the payment date will be delayed for 5 years after retirement, (iii) the change election will not be given effect for 12 months, and (iv) the change election will be irrevocable. The balance in the Employee’s Account shall continue to be treated as if it were invested as specified in (a) above until the amount has been fully distributed to him. If the Employee terminates employment prior to his Payment Commencement Date and dies prior to commencement of payments, his designated beneficiary (as set forth on Schedule “A”) shall receive the Account Balance that would otherwise have been payable to the Employee, payable in a lump sum on the date that would have been the Employee’s Payment Commencement Date.
     (c) Unless a lump sum is elected, the amount due Employee shall be paid in one hundred twenty (120) substantially equal monthly installments. Such payments shall commence within thirty-one (31) days after the Payment Commencement Date and shall be paid monthly on the same date of each month thereafter for a period of ten (10) years following the Payment Commencement Date. If Employee dies after the Payment Commencement Date but prior to the expiration of such 10-year period, the remaining Account Balance which would otherwise have been paid to Employee shall be paid in a lump sum to such person(s) as Employee shall designate by written instrument on Schedule “A” attached hereto.
     (d) In the event of a Change in Control of the Company, as defined in the Employee’s Employment Agreement and either (i) the Employee is terminated by the Company without Cause (as defined in the Employment Agreement) or (ii) the Employee terminates employment for Good Reason (as defined in the Employment Agreement), within twelve (12) months of such Change in Control, then the Employee shall be entitled to receive an immediate lump sum payment of his Account Balance (but no further credits shall be made to his Account after such payment). If, after a Change in Control, the Employee terminates employment voluntarily without Good Reason or if his employment is terminated by the Company for Cause, then his Account Balance shall be payable in accordance with subsection (b) above.
     1.2 Death Benefit. If Employee dies while employed by the Company, the Company shall make the remainder (if any) of the annual contributions to the Account required under Section 1.1 (a) above for the prior fiscal year and pay his Account Balance in a lump sum as soon as practical after his death to such person(s) as Employee shall designate by written instrument in the form of Schedule “A” attached hereto. Employee shall have the right to change the designated recipient(s) of this payment by delivering to the Company prior to his death an amended and updated designation in the form of Schedule “A.” In the event Employee shall fail, for purposes of Sections 1.1 or 1.2, to designate a recipient prior to his death in the manner described above, or if all such designations previously received by the Company have been revoked by Employee under a written revocation delivered to the Company prior to Employee’s death, the payment shall be made to Employee’s surviving spouse, or if Employee dies without a spouse surviving him, then to the duly qualified executor or administrator of Employee’s estate. Any person other than Employee who is to receive or who receives benefits under this Agreement is herein referred to as a “designated recipient (s) .”
     1.3 Conditions to Payment of Benefits.
Notwithstanding anything herein to the contrary, all benefits payable under this Article I to Employee or his designated recipient(s) shall not be payable and shall be forfeited in the event and at the time Employee fails to meet or comply with the following conditions: Employee must render such reasonable business consulting and advisory services as the Board of Directors of Life of the South Corporation may call upon him to provide, and as his health may permit, from time to time during the period from his Payment Commencement Date to the expiration of the 10-year period during which benefits are payable hereunder or his death, whichever first occurs. In this regard, it is understood that (i) such consulting and advisory services shall not require Employee to be active in the day-to-day activities of the Company, (ii) Employee shall perform such services as an independent contractor, and (iii) Employee shall be reimbursed for all ordinary and necessary business expenses incurred in performing such services. Notwithstanding the foregoing, in no event will Employee be required to perform any consulting services under this Section 1.3 for any corporation or other entity which is a successor of Life of the South Corporation or which is controlled by any such successor.
     1.4 Conformance with Section 409A.
     This Agreement shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Administrator or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth.
ARTICLE II
UNFUNDED OBLIGATIONS
     The Company’s obligations under this Agreement shall be unfunded and unsecured promises to pay the benefits provided for hereunder. The Company agrees to establish a “rabbi trust” to assist in meeting its obligations to Employee hereunder. The Company intends to fund such trust by directing the Trustee to purchase shares of the Vanguard Index Fund (or a similar index fund), or any alternative investment options established by the Company.
     The rights of Employee, any designated recipient of Employee or any other person claiming through Employee under this Agreement., shall be solely those of an unsecured general creditor of the Company. Employee, any designated recipient of Employee or any other person claiming through Employee, shall only have the right to receive from the Company those payments which are specified under this Agreement. Employee agrees that he, his designated recipient(s) or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Company.
ARTICLE III
INDEPENDENCE OF BENEFITS
     The benefits payable under this Agreement shall be independent of, and in addition to, any other benefits or compensation payable by the Company to Employee, whether as salary, bonus or otherwise. This Agreement does not involve a reduction in salary or a foregoing of an increase in future salary by Employee and does not in any way affect or reduce the existing and future compensation and other benefits of Employee.

ARTICLE IV
EMPLOYMENT RIGHTS
     This Agreement shall not be deemed to constitute a contract of employment between the Company and Employee and shall not create any rights in Employee to continue in the Company’s employ for any specific period of time or any other rights in Employee or obligations on the part of the Company, except as are expressly set forth herein. No provision of this Agreement shall restrict the right of the Company to discharge Employee, with or without cause, or restrict the right of Employee to terminate his employment with the Company.
ARTICLE V
NONALIENATION OF BENEFITS
     No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of Employee or his designated recipient(s). If Employee or any such recipient shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board of Directors of the Company, cease and terminate, and in such event, the Company may hold or apply same or any part thereof for the benefit of Employee or his designated recipient(s), his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board of Directors of the Company may deem proper under the then existing circumstances.
ARTICLE VI
AGREEMENT BINDING ON SUCCESSORS
     This Agreement is solely between the Company and Employee, and Employee and his designated recipient(s) shall have recourse only against the Company and its successors and assigns for enforcement hereof. This Agreement will be binding upon Employee’s designated recipient(s), heirs and personal representatives and upon the successors and assigns of the Company.
ARTICLE VII
ADMINISTRATOR AND CLAIMS PROCEDURE
     7.1 Named Administrator. The Administrator under this Agreement is the Company. The business address and telephone number of the Administrator under this Agreement are: 100 W. Bay Street, Jacksonville, FL 32231, ATTN: Ned Hamil; telephone number: (800) 888-2738.
     7.2 Claims Procedure. Benefits shall be paid in accordance with the provisions of this Agreement. The Administrator shall make all determinations as to the right of Employee or any other person to a benefit under this Agreement, and any requests for such a benefit must be made in writing mailed or delivered to the Administrator. If such a request is wholly or partially denied, notice of the decision shall be mailed to the claiming person no later than 90 days after the receipt of the request by the Administrator. The claim review procedure is available upon written request by the claimant to the Administrator within 60 days after receipt by the claimant of written notice of the denial of the claim and includes the right to examine pertinent documents and submit issues and comments in writing to the Administrator. The decision on review will be in writing and will be made within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days. The Administrator shall have the exclusive discretionary authority to make all determinations relating to the Employee’s rights to benefits hereunder .
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Any and all notices or any other communication provided for herein shall be given in writing personally or by registered or certified mail, postage prepaid, which shall be addressed in the case of the Company to the Administrator at the address specified in Section 8.1 hereof, and in the case of Employee or his designated recipient(s), to the business or residence address of such person last known to the Company (if mailed, the second business day after the date of mailing shall constitute the date such notice or other communication is given).
     8.2 This Agreement contains the entire agreement between the parties hereto relating to the matters provided herein, and no agreement not expressly contained herein shall be of any force or effect. This Agreement shall not be modified or amended in any manner except by an instrument in writing executed by the parties. This Agreement shall be governed, construed and enforced in accordance with applicable Federal law and, where such law is not applicable, by Georgia law. Its provisions are severable, and the validity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.
     8.3 For purposes of this Agreement, Employee shall be considered as being employed by the Company if he is employed by any corporation controlled by the Company (such as a subsidiary or a subsidiary of a subsidiary) or a corporation which is a successor of the Company.
     8.4 If all or any part of any payment to Employee (or his beneficiaries) becomes liable for the payment of any income, estate, inheritance or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any amounts due hereunder.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

LIFE OF THE SOUTH CORPORATION
Attest:

/s/ [Illegible]	By:	/s/ [Illegible]

[Illegible] Secretary	Title: President
(CORPORATE SEAL)

	/s/ Richard S. Kahlbaugh		(L.S.)

RICHARD S. KAHLBAUGH

SCHEDULE “A”
Designation of
Death Benefit Recipient
     I, Richard S. Kahlbaugh, request that the Company show on its records that I have designated [Illegible] as the primary designated recipient(s), and [Illegible] as the secondary designated recipient(s) of the Death Benefit payable under Sections 1.1 and 1.2 of my Deferred Compensation Agreement with the Company dated August 18, 2006, and pay such Death Benefit to the above designated recipient(s) as provided under the terms of such Agreement.
     The above secondary designated recipient (s) , if any, shall receive the above-described payments only if none of my primary designated recipient(s) is living at the time such payments are to commence.
     You are instructed to retain the above designated recipient(s) on your records until such time as you receive a new “Designation of Death Benefit Recipient” form from me which changes this Designation. If I have previously filed a Designation of this kind, it is hereby revoked and this Designation shall take its place.

/s/ [Illegible] (Employee’s Signature)

/s/ [Illegible] (Date)

Received By Company:

/s/ [Illegible] Name	8-18-06 Date